Exhibit 99.1

One Tellabs Center
1415 West Diehl Road
Naperville, IL 60563
United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
Oct. 23, 2007

Tellabs reports third-quarter 2007 revenue of $458 million

Revenue growth in broadband and services offset by weak North American wireless market

Naperville, Ill. — Tellabs third-quarter 2007 revenue totaled $458 million, compared with $523 million in the third quarter of 2006.

Tellabs earned $4 million or 1 cent per share on a GAAP (generally accepted accounting principles) basis, compared with $59 million or 13 cents per share in the year-ago quarter.

On a non-GAAP basis, Tellabs earned $14 million or 3 cents per share, compared with $73 million or 16 cents per share in the year-ago quarter. Non-GAAP results exclude $17.7 million for special items: $6.5 million or 1.0 cent per share in equity-based compensation expense, $5.6 million in amortization of purchased intangibles and $5.6 million in previously announced restructuring charges.

Tellabs gross profit margins were 31.5% in the third quarter of 2007, compared with 48.6% in the year-ago quarter. The change stemmed from a shift in product mix, which included more lower-margin new products and fewer mature products.

“Third-quarter results were adversely affected by a weak North American wireless market for the Tellabs® 5500 digital cross-connect,” said Krish A. Prabhu, Tellabs president and chief executive officer. “Yet, we saw strong sequential revenue growth for our data and fiber access products, which enable service providers to deliver triple-play and mobile video services.”

Broadband — Third-quarter 2007 revenue from the broadband segment totaled $279 million, up 2% from $273 million in the year-ago quarter. Within the broadband segment:

•	Data revenue was a record $57 million, up 64% from the second quarter of 2007 and up 79% from the year-ago quarter.

•	Access revenue was $157 million, up 17% from the second quarter of 2007 and down 3% from the year-ago quarter. Fiber access revenue of $114 million reached an all-time high.

•	Managed access revenue was $65 million, down 15% from the second quarter of 2007 and down 19% from the year-ago quarter.

Transport — Third-quarter 2007 transport revenue totaled $123 million, down 39% from $203 million in the year-ago quarter, on weakness in the North American wireless market.

Services — Third-quarter 2007 services revenue was $56 million, up 20% from $46 million in the year-ago quarter.

Fourth-Quarter 2007 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. Tellabs expects fourth-quarter revenue, non-GAAP gross margin and non-GAAP operating expense to be about the same as third-quarter 2007. Non-GAAP gross margin excludes about $2 million in equity-based compensation expense. Non-GAAP operating expense excludes about $6 million in equity-based compensation expense.

Share Repurchase — Under a previously announced share repurchase program, Tellabs repurchased 1.2 million shares at a cost of $13.6 million during the third quarter of 2007. Since 2005, Tellabs has repurchased 50.9 million shares at a cost of $513.9 million (about 12% of shares outstanding).

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Daylight Time today to discuss its third-quarter 2007 results and provide its outlook for the fourth quarter of 2007. Internet users can hear a simultaneous webcast of the teleconference at www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Daylight Time today, until 11 p.m. Central Daylight Time on Thursday, Oct. 25, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 18715017. A podcast of the call will be available at www.tellabs.com/news/feeds/ later today.

Tellabs advances telecommunications networks to meet the evolving needs of users. Solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Ranked among the BusinessWeek InfoTech 100, Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index, NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index and the S&P 500. www.tellabs.com

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Forward-Looking Statements — This news release, which includes the results of operations discussion that follows, contains forward-looking statements, including but not limited to the guidance information contained in this release that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Editor’s Note: The complete text of this release is available at www.tellabs.com/news/2007/3q07.pdf

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Third Quarter		Nine Months
In millions, except per-share data	9/28/07	9/29/06	9/28/07	9/29/06
Revenue
Products	$402.4	$476.1	$1,281.4	$1,450.8
Services	55.5	46.4	162.9	135.7

	457.9	522.5	1,444.3	1,586.5

Cost of Revenue
Products	274.6	239.3	814.7	746.0
Services	39.0	29.5	111.8	90.3

	313.6	268.8	926.5	836.3

Gross Profit	144.3	253.7	517.8	750.2

Gross profit as a percentage of revenue	31.5%	48.6%	35.9%	47.3%

Gross profit as a percentage of revenue - products	31.8%	49.7%	36.4%	48.6%
Gross profit as a percentage of revenue - services	29.7%	36.4%	31.4%	33.5%

Operating Expenses
Research and development	86.6	89.6	256.4	274.2
Sales and marketing	41.8	43.5	132.0	133.5
General and administrative	23.5	27.7	74.8	84.3
Intangible asset amortization	5.6	6.5	16.9	20.6
Restructuring and other charges	5.6	(0.1)	5.6	1.9

	163.1	167.2	485.7	514.5

Operating (Loss) Earnings	(18.8)	86.5	32.1	235.7

Other Income
Interest income, net	13.1	11.3	38.3	33.2
Other income (expense), net	(2.4)	(1.0)	(1.8)	(7.0)

	10.7	10.3	36.5	26.2

(Loss) Earnings Before Income Tax	(8.1)	96.8	68.6	261.9
Income tax benefit (expense)	11.7	(37.7)	(9.9)	(96.9)

Net Earnings	$3.6	$59.1	$58.7	$165.0

Net Earnings Per Share
Basic	$0.01	$0.13	$0.13	$0.37

Diluted	$0.01	$0.13	$0.13	$0.36

Weighted Average Shares Outstanding
Basic	439.2	445.5	438.5	447.7

Diluted	444.5	451.2	443.8	456.9

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	9/28/07	12/29/06
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$244.0	$153.6
Investments in marketable securities	1,127.9	1,146.5

	1,371.9	1,300.1

Other marketable securities	349.8	288.6
Accounts receivable, net of allowances of $3.9 and $3.8	352.3	411.0
Inventories
Raw materials	37.2	34.5
Work in process	17.4	19.7
Finished goods (includes costs of $9.4 and $28.6 related to deferred revenue)	112.1	112.8

	166.7	167.0
Income taxes	15.4	10.7
Miscellaneous receivables and other current assets	55.9	55.2

Total Current Assets	2,312.0	2,232.6

Property, Plant and Equipment
Land	21.1	20.8
Buildings and improvements	208.4	205.5
Equipment	431.5	411.2

	661.0	637.5
Accumulated depreciation	(363.3)	(329.6)

	297.7	307.9
Goodwill	1,110.0	1,107.4
Intangible Assets, net of amortization	72.7	89.6
Other Assets	162.5	184.9

Total Assets	$3,954.9	$3,922.4

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$84.0	$119.5
Accrued compensation	51.4	70.7
Restructuring and other charges	12.4	7.8
Income taxes	57.3	97.9
Stock loan	349.8	288.6
Deferred revenue	34.5	55.4
Other accrued liabilities	114.6	122.3

Total Current Liabilities	704.0	762.2

Long-Term Restructuring Liabilities	16.1	22.3
Income Taxes	116.9	128.2
Other Long-Term Liabilities	83.8	71.4

Stockholders' Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value; no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value; 493,748,776 and 489,034,812 shares issued	4.9	4.9
Additional paid-in capital	1,449.2	1,395.3
Treasury stock, at cost: 54,605,837 and 49,919,908 shares	(649.7)	(598.7)
Retained earnings	2,107.0	2,042.0
Accumulated other comprehensive income	122.7	94.8

Total Stockholders' Equity	3,034.1	2,938.3

Total Liabilities and Stockholders' Equity	$3,954.9	$3,922.4

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Nine Months
In millions	9/28/07	9/29/06
Operating Activities
Net earnings	$58.7	$165.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	68.6	76.9
Stock-based compensation	23.7	43.7
Deferred income taxes	14.9	65.9
Excess tax benefits from stock-based compensation	(0.9)	(16.2)
Restructuring and other charges	5.6	1.9
Net changes in assets and liabilities:
Accounts receivable	73.9	(62.4)
Inventories	6.0	(48.0)
Miscellaneous receivables and other current assets	(2.5)	(6.0)
Other assets	12.6	22.2
Accounts payable	(40.3)	(13.4)
Restructuring and other charges	(7.2)	(7.3)
Deferred revenue	(20.9)	7.2
Other accrued liabilities	(31.4)	(26.5)
Income taxes	(39.5)	(0.9)
Other long-term liabilities	3.1	0.5

Net Cash Provided by Operating Activities	124.4	202.6

Investing Activities
Capital expenditures	(37.5)	(49.4)
Disposals of property, plant and equipment	1.7	1.4
Payments for purchases of investments	(686.1)	(1,313.5)
Proceeds from sales and maturities of investments	706.0	520.0

Net Cash Used for Investing Activities	(15.9)	(841.5)

Financing Activities
Proceeds from issuance of common stock under stock plans	30.4	88.4
Repurchase of common stock	(51.0)	(233.1)
Excess tax benefits from stock-based compensation	0.9	16.2

Net Cash Used for Financing Activities	(19.7)	(128.5)

Effect of Exchange Rate Changes on Cash	1.6	11.2

Net Increase (Decrease) in Cash and Cash Equivalents	90.4	(756.2)
Cash and Cash Equivalents - Beginning of Year	153.6	880.8

Cash and Cash Equivalents - End of Period	$244.0	$124.6

The accompanying notes are an integral part of these statements.

RESULTS OF OPERATIONS

For the third quarter of 2007, our revenue was $457.9 million, down 12.4% from $522.5 million in the third quarter of 2006. Year to date, revenue was $1,444.3 million, down 9.0% from $1,586.5 million in 2006. Consolidated gross margin decreased 17.1 percentage points to 31.5% in the third quarter compared with 48.6% in the third quarter of 2006. On a nine-month basis, consolidated gross margin was down 11.4 percentage points to 35.9% from 47.3% in 2006. Operating expenses decreased by $4.1 million to $163.1 million in the third quarter of 2007, from $167.2 million in the third quarter of 2006. For the first nine months of 2007, operating expenses were $485.7 million, a decrease of $28.8 million from $514.5 million in 2006. Net earnings for the third quarter of 2007 were $3.6 million or $0.01 per share (basic and diluted) compared with $59.1 million or $0.13 per share (basic and diluted) in the same period of 2006. Net earnings for the nine-month period in 2007 were $58.7 million or $0.13 per share (basic and diluted) compared with $165.0 million or $0.37 per basic share and $0.36 per diluted share for the first nine months in 2006.

Revenue (in millions)

	Third Quarter			Nine Months
	2007	2006	Change	2007	2006	Change
Products	$402.4	$476.1	(15.5)%	$1,281.4	$1,450.8	(11.7)%
Services	55.5	46.4	19.6%	162.9	135.7	20.0%

Total revenue	$457.9	$522.5	(12.4)%	$1,444.3	$1,586.5	(9.0)%

In 2007, product revenue declined 15.5% in the third quarter and 11.7% on a nine-month basis compared with 2006. The decrease was primarily due to reduced product revenue for our Tellabs® 5500 digital cross-connect from North American wireless service providers.

In 2007, services revenue increased 19.6% in the third quarter and 20.0% on a nine-month basis compared with the same periods in 2006. The increase was primarily due to higher revenue from deployment, support and professional services.

On a geographic basis, revenue from customers in North America was $325.0 million in the third quarter of 2007, down 17.5% from a year ago. Revenue from customers outside North America was $132.9 million in the third quarter of 2007, up 3.3% from a year ago. On a nine-month basis, North America revenue was $1,079.6 million, down 12.3% from a year ago. Revenue from customers outside North America was $364.7 million, up 2.5% from a year ago.

Gross Margin

	Third Quarter			Nine Months
	2007	2006	% Point Change	2007	2006	% Point Change
Products	31.8%	49.7%	(17.9)%	36.4%	48.6%	(12.2)%
Services	29.7%	36.4%	(6.7)%	31.4%	33.5%	(2.1)%
Consolidated	31.5%	48.6%	(17.1)%	35.9%	47.3%	(11.4)%

In 2007, our product margin decreased in the third quarter and for the first nine months compared with the same periods in 2006. The decrease was due to a product mix shift with fewer Tellabs® 5500 digital cross-connects, more Tellabs® 7100 Optical Transport Systems (OTS) and more of our Optical Network Terminals (ONT), which are currently lower-margin products.

Our services margin decreased in the third quarter and first nine months of 2007 compared with 2006. Our margin decreased due to a higher proportion of revenue from lower-margin deployment services.

Operating Expenses (in millions)

	Third Quarter			Percent of Revenue
	2007	2006	Change	2007	2006
Research and development	$86.6	$89.6	$(3.0)	18.9%	17.2%
Sales and marketing	41.8	43.5	(1.7)	9.1%	8.3%
General and administrative	23.5	27.7	(4.2)	5.2%	5.3%

Subtotal	151.9	160.8	(8.9)	33.2%	30.8%

Intangible asset amortization	5.6	6.5	(0.9)
Restructuring and other charges	5.6	(0.1)	5.7

Total Operating Expenses	$163.1	$167.2	$(4.1)

	Nine Months			Percent of Revenue
	2007	2006	Change	2007	2006
Research and development	$256.4	$274.2	$(17.8)	17.8%	17.3%
Sales and marketing	132.0	133.5	(1.5)	9.1%	8.4%
General and administrative	74.8	84.3	(9.5)	5.2%	5.3%

Subtotal	463.2	492.0	(28.8)	32.1%	31.0%

Intangible asset amortization	16.9	20.6	(3.7)
Restructuring and other charges	5.6	1.9	3.7

Total Operating Expenses	$485.7	$514.5	$(28.8)

Operating expenses decreased by $4.1 million to $163.1 million in the third quarter of 2007, compared with $167.2 million in the third quarter of 2006. For the first nine months of 2007, operating expenses decreased by $28.8 million to $485.7 million compared with the same period in 2006. The reduction in our operating expenses for the quarter and nine months is primarily due to reduced accruals for incentive compensation plans, partially offset by higher restructuring charges.

Our restructuring and other charges for the third quarter of 2007 reflect a plan to better align our operating expenses with current revenue and market conditions. The charges were for headcount-related costs.

Other Income (in millions)

	Third Quarter			Nine Months
	2007	2006	Change	2007	2006	Change
Interest income, net	$13.1	$11.3	$1.8	$38.3	$33.2	$5.1
Other income (expense), net	(2.4)	(1.0)	(1.4)	(1.8)	(7.0)	5.2

Total	$10.7	$10.3	$0.4	$36.5	$26.2	$10.3

Interest income, net, was higher in the third quarter and the first nine months of 2007, compared with 2006 due to larger invested balances and higher interest rates. Other income (expense), net, declined in the third quarter of 2007 compared with the third quarter of 2006 due to foreign exchange losses in the current year. Other income (expense), net, improved for the first nine months of 2007 compared with the same period in 2006 when we incurred a loss of $6.1 million related to other-than-temporary impairments on long-term investments.

Income Taxes

For the first nine months of 2007, we recorded a tax expense of $9.9 million at an effective tax rate of 14.4%, compared with a tax expense of $96.9 million and a tax rate of 37.0% for the first nine months of 2006. For the third quarter of 2007 we recorded a tax benefit of $11.7 million, which reflects the impact of a decrease in our annual effective tax rate, compared with a tax expense of $37.7 million for the third quarter of 2006. The reduction in our tax expense and tax rate is primarily attributable to a decrease in income earned from domestic operations and the inclusion of a benefit for U.S. research and development credits in the current year.

We adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, on December 30, 2006. The liability for unrecognized tax benefits as of December 30, 2006, as determined under FIN 48 was $76.5 million. Although we cannot reliably estimate the periods of cash settlement, we expect that the resolution of tax issues related to $12 million to $14 million of unrecognized tax benefits could be reached in the next 12 months and resolution of tax issues with respect to approximately $48 million could be reached in the next 12 to 15 months. We cannot reliably estimate the period of cash settlement with respect to the remaining balance of $14.5 million to $16.5 million of unrecognized tax benefits, as such settlement will depend upon examination of returns by various jurisdictions, the amounts and timing of which are uncertain.

Segments

Revenue (in millions)

	Third Quarter			Nine Months
	2007	2006	Change	2007	2006	Change
Broadband	$279.2	$273.0	2.3%	$744.3	$831.1	(10.4)%
Transport	123.2	203.1	(39.3)%	537.1	619.7	(13.3)%
Services	55.5	46.4	19.6%	162.9	135.7	20.0%

Total revenue	$457.9	$522.5	(12.4)%	$1,444.3	$1,586.5	(9.0)%

Segment Profit* (in millions)

	Third Quarter			Nine Months
	2007	2006	Change	2007	2006	Change
Broadband	$23.1	$41.4	(44.2)%	$7.5	$100.9	(92.6)%
Transport	21.5	110.2	(80.5)%	213.4	345.1	(38.2)%
Services	17.1	17.6	(2.8)%	53.4	48.2	10.8%

Total segment profit	$61.7	$169.2	(63.5)%	$274.3	$494.2	(44.5)%

*	We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of purchased deferred stock compensation and intangibles, restructuring and other charges, and the impact of equity-based compensation (which contains restricted stock and performance stock units granted after June 30, 2006, and stock options).

Broadband

Revenue

Revenue from our Broadband segment was $279.2 million in the third quarter of 2007, up $6.2 million from the prior-year quarter. For the first nine months, revenue from our Broadband segment was $744.3 million, down $86.8 million from the first nine months of 2006. While our access and managed access revenue decreased for both time-period comparisons, our data product revenue increased.

Third quarter access revenue decreased to $157.0 million in 2007 from $161.1 million in 2006. On a nine-month basis, access revenue decreased to $412.8 million in 2007 from $515.0 million in 2006. Revenue was lower in both time periods due to lower unit prices on our single-family ONTs, partially offset by higher ONT unit volume; lower revenue from Fiber-to-the-Curb platforms; and lower revenue from independent operating companies for copper-based platforms. Approximately 72% of access revenue came from fiber-based platforms, with the balance coming from copper-based platforms.

Managed access revenue declined to $65.2 million in the third quarter of 2007 from $80.0 million in the same quarter of 2006. For the first nine months of 2007, managed access revenue declined to $211.0 million from $240.0 million in the first nine months of 2006. Revenue decreased in both time periods due to lower demand in our Europe, Middle East and Africa (EMEA) region. On a nine-month basis, our decrease was partially offset by revenue from a project in the Asia Pacific region.

Data product revenue was $57.0 million in the third quarter of 2007, up 78.7% from the year-ago quarter. Data product revenue was $120.5 million for the first nine months of 2007, up 58.3% compared with the first nine months of 2006. Our revenue increase came from existing and new customers, as well as from completion of the second phase of a large project in the Asia Pacific region.

Segment Profit

Our Broadband segment produced a profit of $23.1 million in the third quarter of 2007 compared with a profit of $41.4 million in the third quarter of 2006. For the first nine months of 2007, our Broadband segment produced a profit of $7.5 million, down $93.4 million from a profit of $100.9 million in the comparable period of 2006. The decrease in both time periods resulted from a shift in our product mix toward lower-margin products, including our single-family ONT, and lower segment revenue.

Transport

Revenue

Revenue from our Transport segment was $123.2 million in the third quarter of 2007, compared with $203.1 million in the third quarter of 2006. On a nine-month basis, transport revenue was $537.1 million, down from $619.7 million in the comparable period of 2006. Our revenue declined due to fewer Tellabs® 5500 digital cross-connects sold to North American wireless service providers. This decrease was partially offset by higher revenue from the rollout of our Tellabs® 7100 OTS with a reconfigurable optical add/drop multiplexer (ROADM).

During the third quarter of 2007, approximately 28% of the Tellabs® 5500 digital cross-connect product revenue came from new systems, system expansions and system upgrades. The remaining balance of 72% consisted of port-card growth on the installed base. We shipped approximately 1.0 million T-1 equivalents during the third quarter of 2007 and approximately 5.3 million in the first nine months of 2007. In 2006, we shipped approximately 2.8 million in the third quarter and 8.3 million in the first nine months.

Segment Profit

Our Transport segment profit was $21.5 million in the third quarter of 2007, down from $110.2 million in the third quarter of 2006. Our segment profit for the first nine months was $213.4 million, compared with $345.1 million in the same time period in 2006. The decreases for the quarter and the first nine months were due to lower segment revenue primarily from our Tellabs® 5500 digital cross-connect and a shift in our product mix, which includes higher amounts of Tellabs® 7100 OTS revenue.

Services

Revenue

Revenue from our Services segment grew by $9.1 million to $55.5 million for the third quarter of 2007, compared with $46.4 million in the third quarter of 2006. On a nine-month basis, revenue from our Services segment was $162.9 million in 2007, up $27.2 million from the first nine months of 2006. During both time periods, our revenue from deployment services increased, primarily due to the rollout of our Tellabs® 7100 OTS product. Our revenue increase also came from support and professional services.

Segment Profit

Our Services segment profit was $17.1 million for the third quarter of 2007, down $0.5 million from the third quarter of 2006. The decrease for the quarter was due to a higher proportion of revenue from lower-margin deployment services. For the first nine months, Services segment profit was $53.4 million in 2007, up $5.2 million from $48.2 million in 2006. The increase for the first nine months was due to a higher proportion of revenue from higher-margin support services.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,371.9 million as of the end of the third quarter of 2007, which increased by $52.9 million during the quarter and $71.8 million since year-end 2006. The increase in the third quarter was primarily driven by cash from operating activities of $64.6 million, which was positively impacted by reduced working capital balances and the Euro strengthening against the U.S. dollar. The year-to-date increase reflects an increase of cash from operating activities of $124.4 million, partially offset by cash used to repurchase our common stock and for the purchase of capital equipment.

Under a previously announced share repurchase program, we repurchased 1.2 million shares of our common stock at a cost of $13.6 million during the third quarter of 2007. For the first nine months of 2007, we repurchased 4.5 million shares of our common stock at a cost of $48.8 million.

Tellabs’ Board of Directors and management are assessing our stock repurchase programs. We provide no assurance that we will continue or change our repurchase activity, and we cannot estimate the timing of any such change or the impact on our cash, cash equivalents and marketable securities.

We believe that the current level of working capital, particularly cash and marketable securities, is sufficient to meet our normal operating requirements for the foreseeable future. Further, we believe that sufficient resources exist to support our future growth and strategic needs. Future available sources of working capital include cash-on-hand, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources. Our current policy is to retain our earnings to provide funds to enhance stockholder value by continuing to expand our business and support our operating activities. We may also utilize our funds for the repurchase of our common stock. We do not anticipate paying a cash dividend in the foreseeable future.

TELLABS, INC.

CONSOLIDATED NON-GAAP STATEMENTS OF INCOME (1)

(Unaudited)

	Third Quarter			Nine Months
In millions, except per-share data	9/28/07	9/29/06	Change	9/28/07	9/29/06	Change
Revenue
Products	$402.4	$476.1		$1,281.4	$1,450.8
Services	55.5	46.4		162.9	135.7

	457.9	522.5	-12.4%	1,444.3	1,586.5	-9.0%

Cost of Revenue
Products	274.1	238.3		812.9	744.1
Services	38.2	28.8		109.4	87.5

	312.3	267.1		922.3	831.6

Gross Profit	145.6	255.4	-43.0%	522.0	754.9	-30.9%

Gross profit as a percentage of revenue	31.8%	48.9%	-34.9%	36.1%	47.6%	-24.0%

Gross profit as a percentage of revenue - products	31.9%	49.9%	-36.2%	36.6%	48.7%	-24.9%
Gross profit as a percentage of revenue - services	31.2%	37.9%	-17.8%	32.8%	35.5%	-7.5%

Operating Expenses
Research and development	83.9	86.2		247.7	260.7
Sales and marketing	40.5	41.6		127.5	127.2
General and administrative	22.3	25.2		69.7	73.0

	146.7	153.0		444.9	460.9

Operating (Loss) Earnings	(1.1)	102.4		77.1	294.0

Other Income
Interest income, net	13.1	11.3		38.3	33.2
Other income (expense), net	(2.4)	0.5		(1.8)	(0.9)

	10.7	11.8		36.5	32.3

Earnings Before Income Tax	9.6	114.2		113.6	326.3
Income tax benefit (expense)	4.5	(41.4)		(26.7)	(115.2)

Net Earnings	$14.1	$72.8		$86.9	$211.1

Net Earnings Per Share
Basic	$0.03	$0.16		$0.20	$0.47

Diluted	$0.03	$0.16		$0.20	$0.46

Weighted Average Shares Outstanding
Basic	439.2	445.5		438.5	447.7

Diluted	444.5	451.2		443.8	456.9

(1)	In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP statements of income as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP results of operations eliminate certain items of expenses and losses from cost of revenue, operating expenses and other income. The Company's management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company's core business as an indicator of future operational and financial performance. The Company's management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.'s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.'s statements of income, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the following schedule disclosing the adjustments made to the above non-GAAP statements of income.

Tellabs, Inc.

Reconciliation of Non-GAAP Adjustments

(Unaudited)

	Third Quarter 2007 (a)			Nine Months 2007 (b)
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$313.6	$(1.3)	$312.3	$926.5	$(4.2)	$922.3

Gross Profit	144.3	1.3	145.6	517.8	4.2	522.0

Operating Expenses	163.1	(16.4)	146.7	485.7	(40.8)	444.9

Income Tax Benefit (Expense)	11.7	(7.2)	4.5	(9.9)	(16.8)	(26.7)

Net Earnings	$3.6	$10.5	$14.1	$58.7	$28.2	$86.9

Earnings Per Share - Basic	$0.01	$0.02	$0.03	$0.13	$0.07	$0.20
Earnings Per Share - Diluted	$0.01	$0.02	$0.03	$0.13	$0.07	$0.20

	Third Quarter 2006 (c)			Nine Months 2006 (d)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$268.8	$(1.7)	$267.1	$836.3	$(4.7)	$831.6

Gross Profit	253.7	1.7	255.4	750.2	4.7	754.9

Operating Expenses	167.2	(14.2)	153.0	514.5	(53.6)	460.9

Other Income	10.3	1.5	11.8	26.2	6.1	32.3

Income Tax Expense	(37.7)	(3.7)	(41.4)	(96.9)	(18.3)	(115.2)

Net Earnings	$59.1	$13.7	$72.8	$165.0	$46.1	$211.1

Earnings Per Share - Basic	$0.13	$0.03	$0.16	$0.37	$0.10	$0.47
Earnings Per Share - Diluted	$0.13	$0.03	$0.16	$0.36	$0.10	$0.46

Note: Equity-based compensation expense includes restricted stock and performance stock units granted after June 30, 2006 and stock options.

(a)	The $1.3 million charge to Cost of Revenue reflects equity-based compensation.

The $16.4 million charge to Operating Expenses reflects $5.2 million for equity-based compensation, $5.6 million for amortization of purchased intangible assets and $5.6 million of restructuring expenses, which includes $5.5 million for a restructuring plan to reduce our workforce to meet strategic business objectives and a $0.1 million change in estimates from previous restructuring plans.

(b)	The $4.2 million charge to Cost of Revenue reflects equity-based compensation.

The $40.8 million charge to Operating Expenses reflects $18.3 million for equity-based compensation, $16.9 million for amortization of purchased intangible assets and $5.6 million of restructuring expenses, which includes $5.5 million for a restructuring plan to reduce our workforce to meet strategic business objectives and a $0.1 million change in estimates from previous restructuring plans.

(c)	The $1.7 million charge to Cost of Revenue reflects equity-based compensation.

The $14.2 million charge to Operating Expenses reflects $7.8 million for equity-based compensation, $6.5 million for amortization of purchased intangible assets, and a $0.1 million reversal for restructuring.

The $1.5 million charge to Other Income reflects losses on the writedown of certain long-term equity investments.

(d)	The $4.7 million charge to Cost of Revenue reflects equity-based compensation.

The $53.6 million charge to Operating Expenses reflects $27.0 million for equity-based compensation, $20.6 million for amortization of purchased intangible assets, and $4.1 million for amortization of deferred compensation related to acquisitions and $1.9 million for a restructuring plan to reduce our U.S. workforce to better align our resources with our current financial operating model.

The $6.1 million charge to Other Income reflects losses on the writedown of certain long-term equity investments.